Exhibit 23.2

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-142671 and 333-145445) on Form S-8 of our report dated November 9, 2005, with respect to the consolidated balance sheet of EXI Wireless Inc. as at March 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the three-month period then ended, which report appears in the December 31, 2007 annual report on Form 10-K of Verichip Corporation.

KPMG LLP (signed)
Chartered Accountants
Vancouver, Canada
March 26, 2008

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.